UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: January 23, 2009)

Innophos, Inc.
Innophos Holdings, Inc.
(Exact name of Registrants as specified in their Charters)

Delaware	333-129951	20-1380712
Delaware	001-33124	20-1380758
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Offices, including Zip Code)

(609) 495-2495
(Registrants’ Telephone Number, Including Area Code)

Not Applicable
(Former names or former addresses, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Items.

As previously reported, the Registrants are fully indemnified by Rhodia, S.A and affiliates in connection with certain water duty resolutions issued by the Mexican National Waters Commission, or CNA, related to periods prior to the 2004 purchase of our business from Rhodia. The only pending CNA claims relate to the period 1998-2002 totaling approximately $24.4 million (at current exchange rates), which have been subject to appeal proceedings in Mexico since 2005.

We have learned that, on January 20, 2009, the Mexican Eighth Collegiate Circuit Court on Administrative Matters (First Circuit) issued a ruling reversing in part and remanding a decision issued in August 2008 by the Fiscal and Administrative Justice Court in favor of our subsidiary, Innophos Fosfatados S.A. de C.V. The 2008 decision nullified CNA resolutions seeking to apply higher fresh water rates to Fosfatados' Coatzacoalcos, Vera Cruz plant for the noted period. The appellate panel determined that, in reaching its decision, the lower court had not adequately addressed all proof submitted by the CNA as required under Mexican law, and ordered the case to be returned to the lower court for further review.

The appellate decision has not yet been served officially on Fosfatados, and no schedule for further proceedings in the lower tribunal has yet been established.

As noted above, we acquired our Mexican operations in August 2004 from affiliates of Rhodia, which has been providing the defense to the CNA resolutions under our purchase agreement. Subsequently, we obtained a judgment in the New York State courts confirming our right under that agreement to full indemnity from Rhodia for CNA water resolution-related liabilities arising prior to the acquisition.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By:	/s/ William Farran
Name:	William Farran
Title:	Vice President, General Counsel & Secretary

Dated: January 23, 2009